Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, July 28, 2006	Rich Sheffer (952) 887-3753

DONALDSON COMPANY INCREASES QUARTERLY DIVIDEND 12.5 PERCENT

MINNEAPOLIS, MN (July 28, 2006) – Donaldson Company, Inc. (NYSE: DCI), announced today that its Board of Directors has increased the quarterly common stock cash dividend by 12.5 percent, marking the 20th consecutive year of dividend increases.

The Board declared a regular cash dividend of 9 cents per share, payable September 8, 2006 to shareholders of record as of August 18, 2006. As of June 30, 2006, there were approximately 81,000,000 shares outstanding. The current declaration is the 204th consecutive quarterly cash dividend paid by Donaldson over a time span of 51 years.

About Donaldson Company

Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and on-road trucks. Our 11,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

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